EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTRALASE CORP. REPORTS RECORD

FIRST QUARTER REVENUES AND RECORD

LASER PLACEMENTS

Company Reports Record 49 Laser Placements in Quarter

IRVINE, CALIF. — (BUSINESS WIRE) April 27, 2006—IntraLase® Corp. (NASDAQ:ILSE) today reported record revenues for the first quarter ended March 31, 2006.

Revenues for the first quarter of 2006 were $30.1 million, a 42% increase over the comparable quarter in 2005. This growth was led by global sales of the IntraLase® FS laser, with the company placing for sale or lease a record 49 lasers in the first quarter of 2006 versus 44 lasers in the fourth quarter of 2005 and 39 lasers in the first quarter of 2005. The record revenue number also included sales of 112,000 procedures in the first quarter of 2006, an 18% increase over the fourth quarter of 2005 and 49% over the first quarter of 2005. First quarter net income was $3.2 million, including $1.6 million in non-cash, stock-based compensation expense, compared to net income of $2.0 million in the first quarter of 2005. First quarter earnings per fully diluted share were $0.10, versus $0.06 for the first quarter of 2005.

“During the first quarter we invested in all the right things, including new product development, geographical expansion and a major presence at multiple trade shows around the world,” said Robert J. Palmisano, President and CEO of IntraLase. “With our solid first quarter and the investments we made, combined with the overwhelming reception to the introduction of the 4th Generation IntraLase FS Laser and the compelling worldwide opportunity, we remain well-positioned for the future.”

New Corporate Center Customer

“We are pleased to announce that Optimax of the United Kingdom has adopted the IntraLase technology with the purchase of their first IntraLase lasers. Optimax is the United Kingdom’s largest laser eye treatment specialist with 18 clinics,” stated Mr. Palmisano. “Their implementation of our technology underscores the benefit that IntraLase brings to the corporate center segment of our industry in markets both domestic and international. We look forward to a strong relationship with Optimax.”

Guidance Reaffirmed for 2006

IntraLase reiterated its previously stated guidance for fiscal year 2006. The company expects revenue of approximately $130 million, net income of approximately $22 million, and earnings per fully diluted share of approximately $0.70 including estimated expenses of approximately $6.5 million associated with non-cash, stock-based compensation.

Conference Call

IntraLase will host a conference call today at 11:00 a.m. Eastern Time to provide information on its financial results. The call will be webcast live and can be accessed on the IntraLase web site at www.intralase.com. A replay of the webcast will be available for a one-week period following the call. The webcast is also being distributed to both institutional and individual investors. Individual investors can access the call at: www.fulldisclosure.com. Institutional investors can access the call via a password-protected event management site at www.streetevents.com. The call may also be accessed by telephone at (866) 825-3354 and for international parties at (617) 213-8063 by entering the confirmation code 16974298 between 10:50 a.m. and 11:00 a.m. Eastern Time. A telephone rebroadcast may also be accessed for a one-week period by calling (888) 286-8010 and for international parties (617) 801-6888 by entering confirmation code 18731904.

About Optimax

Optimax is the UK’s largest laser eye treatment specialist with 18 clinics nationwide. Optimax has performed over 200,000 procedures since it was founded in 1991, double the number of procedures compared to any other U.K. provider. For more information, visit the company’s website at http://www.optimax.co.uk.

About IntraLase Corp.

IntraLase designs, develops, and manufactures an ultra-fast laser that is revolutionizing refractive and corneal surgery by creating safe and more precise corneal incisions. Delivering on the promise of ophthalmic laser technology, the IntraLase FS laser, related software, and disposable devices replace the hand-held microkeratome blade used during LASIK surgery. The unsurpassed accuracy of IntraLase’s computer-controlled femtosecond laser has been shown to improve safety profiles and visual outcomes when used during LASIK. Additionally, the IntraLase FS laser creates precision-designed intracorneal incisions that when combined can be used during lamellar and penetrating keratoplasties, and intrastromal ring implantation. IntraLase is presently in the process of commercializing applications of its technology in the treatment of corneal diseases that require corneal transplant surgery. The company’s proprietary laser and disposable patient interfaces are presently marketed throughout the United States and 26 other countries. IntraLase is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long-term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations, and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-K for the period ending December 31, 2005, as filed with the Securities and Exchange Commission on March 3, 2006.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information concerning this press release, contact:

IntraLase Corp., Irvine, CA

Shelley B. Thunen

Executive Vice President and Chief Financial Officer

(949) 859-5230 x196

sthunen@intralase.com

or

Krista Mallory

Director, Investor Relations and Corporate Communications

(949) 859-5230 x260

kmallory@intralase.com

IntraLase Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended
	March 31, 2006	March 31, 2005
Revenues – product revenues (1)	$30,063,054	$21,180,973
Costs of goods sold (2)	13,597,186	10,022,236

Gross Margin	16,465,868	11,158,737

Operating expenses:
Research and development (2)	3,595,365	2,515,050
Selling, general and administrative (2)	10,484,171	7,248,465

Total operating expenses	14,079,536	9,763,515

Income from operations	2,386,332	1,395,222
Interest and other income, net	932,329	667,897

Income before provision for income taxes	3,318,661	2,063,119

Provision for income taxes	92,923	66,903

Net income	$3,225,738	$1,996,216

Net income per share – basic	$0.11	$0.07

Net income per share – diluted	$0.10	$0.06

Weighted average shares outstanding – basic	28,221,740	26,815,190

Weighted average shares outstanding – diluted	31,059,792	31,126,618

(1). Revenues from product sales are as follows:

Laser revenues	$14,623,578	$10,441,562
Per procedure disposable patient interface revenues	13,371,393	9,027,950
Maintenance revenues	2,068,083	1,711,461

	$30,063,054	$21,180,973

(2). Amounts include stock-based compensation, as follows:

Costs of goods sold	$134,940	$34,873
Research and development	499,002	(96,715)
Selling, general and administrative	958,095	3,057

	$1,592,037	$(58,785)

IntraLase Corp.

Condensed Consolidated Balance Sheet

	March 31, 2006	December 31, 2005
Assets:
Cash, cash equivalents and marketable securities	$47,793,179	$46,198,665
Accounts receivable, Net	20,430,570	13,575,776
Inventories, Net	13,749,740	13,471,961
Other current assets	3,532,553	3,190,412

Total current assets	85,506,042	76,436,814

Marketable Securities	42,000,000	44,000,000
Other long-term assets	20,794,869	19,190,743

Total long-term assets	62,794,869	63,190,743

Total	$148,300,911	$139,627,557

Liabilities and Stockholders’ Deficit:
Total current liabilities	$19,332,400	$16,510,633
Total long-term liabilities	5,059,193	5,144,360

Total liabilities	24,391,593	21,654,993
Stockholders’ equity	123,909,318	117,972,564

Total	$148,300,911	$139,627,557